Exhibit 99.1

[MISSION RESOURCES LOGO]

Mission Resources Corporation

1331 Lamar, Suite 1455

Houston, Texas 77010-3039

NEWS RELEASE

Contact: Ann Kaesermann

Vice President – Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Mission Resources to Sell East Texas Properties for $21.5 Million;

Updates Drilling Progress

HOUSTON, October 1, 2003 – Mission Resources Corporation (NASDAQ: MSSN) announced that it has signed a definitive agreement to sell all of its East Texas assets to Danmark Energy for $21.5 million. All of the properties in this region are in the East Texas Field, a mature oil field with relatively high unit operating costs. Net production associated with these properties is approximately 1,150 barrels of oil equivalent per day from 180 wells with current estimated reserves of 4.0 million barrels of oil equivalent. The Company intends to use the proceeds to acquire Gulf Coast or South Texas natural gas properties. The sale is expected to close in late October.

“This asset sale helps move Mission closer to meeting its corporate goals of lowering overall lifting costs and changing our asset mix to primarily natural gas from primarily oil,” said Robert L. Cavnar, Mission’s Chairman, President and Chief Executive Officer. “In addition, re-deploying the sales proceeds will enable Mission to focus on regions where we have unique expertise.”

The Company believes that new production volumes coming on from the 2003 drilling program will more than offset production lost from the sale properties and thus overall production guidance for 2003 remains unchanged. Additionally, this sale, combined with new production, will improve the Company’s production mix from approximately 39% gas in the second quarter of 2003 to approximately 50% gas by the end of the year.

Mission also announced further details regarding its 2003 13 well drilling program. Seven of nine wells drilled so far have been successful, four are in various stages of drilling/completion, and one is scheduled to spud in late October. Information on two recently completed wells and updates on five other wells is set forth below:

•	Phillip LeBlanc #1, Vermilion Parish, Louisiana. Status: Completing. This well has been completed in the Camerina 2 sand and is currently being completed in the Marg howei sand. The Camerina 2 zone flowed at a gross rate of 2.0 million cubic feet of gas per day (“MMcf/d”). After perforating, the Marg howei zone flowed at a restricted rate of nearly 5.0 MMcf/d and 120 barrels of oil per day (“BO/d”) at approximately 8,000 PSI flowing tubing pressure. The well is designed as a dual completion allowing for simultaneous production from both zones depending on ultimate deliverability estimates for the Marg howei sand. First production to sales is expected during October at an anticipated initial gross rate of 10 – 20 MMcf/d. Mission holds a 77% working interest in the Marg howei zone and a 68% working interest in the Camerina 2 zone.

•	The Bluntzer #1, Goliad County, Texas. Status: Completing. This well was drilled to a total depth of 15,900 feet and production casing has been set to total depth for completion testing of the Lower and Middle Wilcox indicated gas zones. Testing will begin late this month. Mission holds a 20% working interest in this discovery.

•	Black Stone No. 1, Hidalgo County, Texas. Status: Completing. Mission participated for its 30% working interest and has drilled to a total depth of 18,500 feet to test Vicksburg objectives. The well has been perforated and fracture stimulated, and is being prepared to flow back.

•	Davis #26-3 well, Cameron Parish, Louisiana. Status: Drilling. The Company is drilling ahead at 11,900 feet. This 15,000 foot well will test targets in the Abbeville 2 sand as the primary objective with secondary potential in the Abbeville 1a sand. Mission operates this well and holds a 50% working interest to casing point and a 57% working interest thereafter.

•	JL&S Well No. 146, St. Martin Parish, Louisiana. Status: Drilling. Currently at approximately 4,000 feet, this West Lake Verret development well will be drilled to a total depth of 7,900 feet where it will test the Miocene age “N”, “O” and “Q” sands. Mission is operator and holds a 100% working interest.

•	A-11/C-5 Wells—South Marsh Island Block 142 Field. Status: Rig Onsite. Mission is participating in two wells in this offshore Gulf of Mexico block. The A-11 well is scheduled to spud later this month and will be drilled to a depth of 9,340 feet to test multiple gas objectives. The C-5 well will be drilled in late October to a depth of 9,300 feet to test multiple gas zones. Mission holds a 31% working interest in these wells.

Mission also announced that it recently added personnel to its exploration team to expand the Company’s capabilities in its core exploration areas of South Texas and the Gulf Coast. The team, lead by Jack Eells, Senior Vice President, Exploration and Geoscience, is now made up of three geophysicists, two geologists, and support staff. All of the geoscience staff members have extensive exploration and development experience in the Gulf Coast with emphasis in South Texas using the latest in seismic interpretation technology.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

###